Independent Auditors' Consent

The Board of Directors
CFS Bancshares, Inc.:

We consent to the use of our report dated December 6, 2002, with respect to the consolidated balance sheets of CFS Bancshares, Inc. and Subsidiary as of September 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows, for each of the years in the three-year period ended September 30, 2002, included in the May 14, 2003 Form 8-K/A of Citizens Bancshares Corporation.

/s/  KPMG  LLP

Birmingham, Alabama
May 14, 2003